EXHIBIT 99.1
HORIZON OFFSHORE PROVIDES FIRST QUARTER AND FISCAL YEAR 2006
FINANCIAL GUIDANCE
HOUSTON—(April 5, 2006)—Horizon Offshore, Inc. (OTCBB: HOFF.OB) announced financial guidance today for the first quarter of 2006 and fiscal year 2006. The Company announced that it expects to generate earnings before interest, taxes, depreciation and amortization (EBITDA), as defined below, of between $37 million and $39 million for the first quarter of 2006 and between $135 million and $150 million for the full fiscal year of 2006. This compares to EBITDA of $0.6 million for the first quarter of 2005 and $50.7 million for all of 2005.
The Company also stated that net income is expected to be between $14.5 million and $15.5 million for the first quarter of 2006 and between $60 million and $70 million for the full fiscal year of 2006. This compares to net losses of $(15.5) million for the first quarter of 2005 and $(71.1) million for all of 2005. Additionally, revenues for the first quarter of 2006 are expected to be between $130 million and $132 million and for the full fiscal year of 2006 between $515 million and $560 million. This compares to revenues of $37.3 million for the first quarter of 2005 and $325.0 million for all of 2005.
The Company stated that earnings per share — diluted for the first quarter of 2006 is expected to be between $0.47 and $0.51 per share (on a post reverse split basis related to the Company’s previously announced 1-for-25 reverse stock split to be effectuated April 12, 2006) and for the full year of 2006 between $1.98 and $2.30 per share (on a post reverse split basis).
“During the last twelve months we have positioned ourselves to capitalize on improved market conditions. Given the current demand for our services, we expect revenues, net income and EBITDA in 2006 to be the highest in our operating history. Our strengthened financial condition and the experience and commitment of our employees, along with the improved market conditions, have provided strong operating performance, returning our company to profitability,” said David W. Sharp, President and Chief Executive Officer.
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and other energy related industries. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Horizon calculates EBITDA, or Adjusted EBITDA, as net income or loss excluding income taxes, net interest expense, depreciation and amortization, and adjusted for stock-based compensation and loss on debt extinguishment. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon’s GAAP financials and is used as a measure of operational performance. Management references this non-GAAP financial measure frequently in its decision making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Horizon also has aligned the disclosure of Adjusted EBITDA with the financial covenants in the Company’s material credit agreements with various lenders, which include ratios requiring a determination of EBITDA, as defined. Horizon believes that Adjusted EBITDA is a material component of the financial covenants in the Company’s credit agreements and non-compliance with the covenants could result in the acceleration of indebtedness. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. Horizon also uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. In addition, incentive compensation for management is based on Adjusted EBITDA. A reconciliation of this non-GAAP measure to Horizon’s net income is included in the appendix attached to this press release. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flows. Horizon’s computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies.
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. These statements are based on the Company’s current expectations. Actual results may differ materially and the Company’s guidance ranges are based on the assumption that current market conditions will continue through the end of 2006. Any material change in market conditions could affect the Company’s guidance. Among the factors that could cause actual results to differ materially are: the Company’s high reliance on sufficient cash flow from operations and external sources of financing to meet its debt obligations and capital requirements; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Ronald D. Mogel
(713) 243-2753
Horizon Offshore, Inc.

APPENDIX A
A reconciliation of Adjusted EBITDA to net income as stated in Horizon’s guidance follows (in millions):

	First Quarter 2006		Full Year 2006
	Low End	High End	Low End	High End
Adjusted EBITDA calculation is as follows:
Net income	$14.5	$15.5	$60.0	$70.0
Income tax provision	8.4	9.0	33.0	37.4
Net interest expense	3.9	3.9	10.0	10.0
Depreciation and amortization	5.9	5.9	22.0	22.0
Stock based compensation	1.9	2.3	7.6	8.2
Loss on debt extinguishment	2.4	2.4	2.4	2.4

Adjusted EBITDA	$37.0	$39.0	$135.0	$150.0